UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Allegheny Technologies Incorporated

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Annual Meeting of Stockholders

May 1, 2015

Supplemental Information regarding

Item 3 – Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

April 14, 2015

Dear ATI Stockholders:

Your vote is important to us.

ATI requests that you vote FOR the approval of Item 3.

Though these items are described in detail in the Proxy Statement for our 2015 Annual Meeting of Stockholders dated March 20, 2015 (the “Proxy Statement”), ATI is seeking to assist our stockholders in understanding certain of these proposals and to facilitate prompt voting by providing the following supplemental information.

Item 3: Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Overview

For several years, the Personnel and Compensation Committee of the ATI Board of Directors (the “Committee”) has improved the quality and transparency of the Company’s compensation program for our named executive officers. In 2014, the Committee, continued to make changes to the executive compensation program to better align pay and performance, in addition to those made in 2013 and 2012, as described on pages 41-42 of the Proxy Statement. Notably, in 2014, the Committee:

•	Decreased the target incentive percentage for Mr. Harshman, ATI’s CEO, under the Annual Incentive Plan (“AIP”) from 125% to 115%;

•	Increased the stock ownership guideline for the CEO to 125,000 shares;

•	Froze accruals under the defined benefit plan and the Supplemental Pension Plan (“SERP”) effective December 31, 2014. Mr. Harshman and certain named executive officers participate in these plans and their accruals have been frozen;

•	Discontinued new awards under the cash-based long-term Key Executive Performance Plan, and instead adopted the Long-Term Performance Plan (“LTPP”) with the Long Term Shareholder Value (“LTSV”) component to provide equity incentives for achievement of long-term strategic, operational goals.

Pay for Performance:

The Company’s financial performance in 2014 improved over 2013, and alignment of the Company’s executive compensation program with the 2014 performance is illustrated by, among other things:

•	The Company’s one-year total shareholder return (“TSR”), which was in the top quartile of its peer group for 2014, as noted on page 59 of the Proxy Statement.

•	The 2014 AIP awards based on ATI performance were paid at the achievement level of 102.3%, which is just slightly above target.

•	The Company’s three-year TSR yielded a payment of 74% of target.

•	Shares granted under the 2012 Performance/Restricted Stock Program were forfeited.

•	The executive SERP was frozen and closed to new participants.

Stockholder Support:

At last year’s annual meeting, the compensation program received a favorable vote of 97.6%, up from the 89.9% favorable vote from a year earlier. We believe this shows continued support from our stockholders for the positive developments the Committee has championed.

Long-Term Incentive Compensation:

I.	TSR Component of the LTPP – Measurement Criteria:

The Company has a practice of disclosing the performance ranges for threshold, target and maximum performance in the Form 8-K filed with the SEC in connection with the grant for the applicable year. These ranges, unchanged from 2013, are:

•	Threshold: 35th percentile of the peer group or greater but less than 50th percentile;

•	Target: 50th percentile or greater of the peer group but less than 90th percentile; and

•	Maximum: 90th percentile or greater of the peer group.

When the TSR program was initially adopted, it used the then conventional structure of threshold at the 25th percentile and 50% of shares, target at 50th percentile and 100% of shares, outstanding at 75th percentile for 200% of shares and maximum at 90th percentile and 300% of shares. In recent years, the Committee responded to industry trends and (i) capped the maximum reward at 200%, (ii) eliminated the “outstanding” level completely and (iii) raised the minimum from the 25th percentile to the 35th percentile (interpolation between levels above threshold). As changed, all outstanding TSR-measured awards are rigorous and consistent with other TSR-measured plans.

II.	LTSV Component of the LTPP – Performance Goals:

The strategic, operational goals that comprise the performance criteria for the 2014-2016 performance measurement period for the LTSV component of the Long Term Performance Plan, as well as the goals’ relative weighting, are disclosed and graphed on page 59 of the Proxy Statement. The goals are not arbitrary and subjective but rather each has a precise meaning in industry context and success is specifically determinable.

Eighty percent of the goals hinge on “qualification” and/or “commissioning”. These are as follows:

•	35% – Complete commissioning of the Hot Rolling and Processing Facility (HRPF) in Brackenridge, PA. Commissioning is determined by (i) internal qualifications, through development and stabilization of processes, for meeting industry product specifications, including grade and size; and (ii) customer specifications and industry standards.

The HRPF is a critical part of ATI’s strategy to transform our flat-rolled products business into a more competitive and consistently profitable business. The HRPF is designed to significantly expand our product offering capabilities, shorten manufacturing cycle times, reduce inventory requirements, and improve the cost structure of our flat-rolled products business.

•	35% – Achievement of premium qualification at Rowley, Utah, titanium sponge facility. Premium qualification (PQ) is determined by aerospace original equipment manufacturers (OEMs) using aerospace industry standards. This qualification is a two-step process:

•	Step One – Obtain approval of ATI’s Rowley, Utah titanium sponge facility as a PQ supplier by a jet engine OEM; and

•	Step Two – Qualify ATI’s PQ products using ATI’s PQ sponge in a fixed process.

Our customers determine whether their standards are met. With Rowley, ATI is an integrated supplier from titanium sponge through melting, forging, casting, and machining. In addition, PQ achievement supports the major long-term agreements (LTAs) that we recently entered into for significant content on next-generation jet engines.

•	10% – Integrate and qualify newly acquired business ATI Flowform Products. Product qualification is determined by aerospace and defense industry standards and OEMs. Our customers determine whether the standards are met.

ATI Flowform Products expands ATI’s value-added capabilities to provide components and near-net shape parts to the aerospace industry.

Twenty percent of the goals focus on execution of certain product growth strategies. Determination of achievement of this 20% is made internally but it is based on achievement of pre-set steps laid out for management in the business unit business plans. The specific strategies are proprietary.

Accordingly, 80% of the goals are knowable to industry participants and are based on external standards and third party determination – our customers, the ultimate test of compliance.

III.	CEO Target Incentives Not Increased:

The CEO’s long-term incentive award percentage was 400% of base salary for both 2013 and 2014, as described on page 49 of the Proxy Statement. When we discontinued new awards under the cash-settled KEPP and implemented the all stock LTPP in 2014, we changed the form of long-term incentive awards from part equity and part cash to all equity. The increase in the equity component was offset by an equal decrease in the cash component between years. In hindsight, we realize we are not as clear as we could have been in explaining this change from cash to equity. As stated on page 43 of the Proxy Statement, for 2014, Mr. Harshman’s target total direct compensation approximated the benchmarking peer group median.

Furthermore, because awards under the long-term incentive plans that are cash-based are not reflected in the Summary Compensation Table until earned, it can appear that there was an increase in target incentives during a particular time period when there actually was not, due to this difference in timing between the grant of such awards and the reflection of such awards in the Summary Compensation Table. Furthermore, the aggregate CEO target incentive percentage (including the annual AIP) actually decreased in 2014. As set forth on page 49 of the Proxy Statement, Mr. Harshman’s AIP target incentive percentage for the AIP was lowered in 2014 from 125% to 115%.

In fact, the sum of all long-term awards granted to Mr. Harshman in 2014 was $3,863,533, which is actually lower than the aggregate long-term grant value awarded in 2013 when equity and cash long-term incentives are considered:

Long-Term Incentive Component	2013 Grant Value	2014 Grant Value
Time-Based Shares	$711,596	$702,069
Performance-Shares	$2,287,871	$3,161,464
Long-Term Cash	$955,000	$0
Total Long-Term Grant Value	$3,954,467	$3,863,533

Short-Term Incentive Compensation:

I.	AIP Operational Targets:

The goals and tally of achievement for the 2014 AIP awards for the CEO are set forth on page 54 of the Company’s Proxy Statement. The operational targets for the 2014 Annual Incentive Plan include:

•	Safety improvements, which are a continuing focus of the Company’s business. As we state in our 2014 Form 10-K, in 2014 our OSHA Total Recordable Incident Rate was 2.07 and our Lost Time Case Rate was 0.39, which we believe to be competitive with world-class performance for our industry;

•	Manufacturing improvements, including cost reductions and inventory turn improvements; and

•	Customer responsiveness, including on-time delivery and quality.

These goals are set in terms of year-over-year improvement in the respective categories at the business units, as applicable, and to ATI as a whole. In accordance with SEC guidance to the Company, the details of the particular metrics are confidential. However, each year’s measure is set taking in account the prior year’s improvement at the business units and the Company as a whole.

II.	AIP Award for Mr. Harshman:

We now realize that we did not clearly tie the rationale for the $200,000 paid to Mr. Harshman as a result of a positive qualitative assessment within the AIP formula together with the Company’s strategic accomplishments in 2014 that are set forth on page 43 of the Proxy Statement, which was the basis for such action.

The HRPF, a $1.2 billion dollar investment, which was begun in 2008 under the prior CEO, was successfully completed and commissioned by end of 2014. This major capital investment, the largest the company has ever made, was completed on budget and on time, a significant accomplishment with projects of this magnitude. This achievement is particularly critical given the importance of aggressively managing our strategic plan for improving the financial results of the Flat Rolled Products (FRP) segment. Additionally, the project completion required seasoned leadership relative to the human resource challenges faced by FRP, including the transition and retirement of one FRP President to his successor, and the significant reliance on scarce expert resources such as metallurgists, industrial design project managers, and information technology systems designers.

In addition, in 2014, ATI’s Rowley, Utah titanium sponge facility was certified as a premium-quality (PQ) aero-engine supplier of titanium sponge. This achievement supports the major long-term agreements that we recently entered into for significant content on next-generation jet engines.

The Committee also considered Mr. Harshman’s leadership in 2014 in implementing the Company’s five Strategic Principles for creating an aligned and integrated ATI. These actions included (i) further building the bench strength of the executive leadership team and providing for succession by, among other things, implementing keystone positions that build the foundation for commercial growth and cost efficiencies (as articulated on pages 5 and 8 of ATI’s 2014 Annual Report), (ii) efforts to identify and implement best practices and relentless innovation focused on supporting ATI’s Strategic Principle to attract, develop, challenge and create opportunities for talented and diverse people who share a commitment to our values (as articulated on pages 8-9 of ATI’s Annual Report), (iii) driving the additional safety, material savings and environmental improvements enabled by the recently completed HRPF, as described on pages 12-13 of ATI’s Annual Report, and (iv) the early achievement of the strategic actions set forth on page 43 of the Proxy Statement.

Company Performance Relative to Peer Group:

I. Peer Group for TSR: The Company uses a specific peer group to measure its relative performance against the materials companies against which it competes, which is disclosed on page 59 of the Proxy Statement as the TSR measurement group. We believe this is the appropriate group for reference to relative performance because the TSR measurement group consists of companies that are all in the materials business and sell to the end users which are the end users comprising the Company’s customers. We believe relative success against this group best displays the degree to which management has handled the Company’s business during a particular measurement period.

The Committee is also cognizant of the range of sales volumes among the TSR measurement group as well as the need to create a group with a number of data points that provides statistical credibility. For 2015 grants, the Committee has created a larger benchmarking peer group that includes some public companies that are of similar size to the Company but are in the manufacturing SIC codes. These additions are reviewed for a size that is at least one half of the company’s sales volume but not more than twice the Company’s sales volume. The goal of forming this latter group is to provide the Committee with reference points to benchmark the amount of compensation opportunities that other, similarly sized companies would target.

We believe that two groups are necessary because materials companies face similar challenges to each other in the capital markets. Manufacturers and miners (two adjacent SIC codes) frequently trade under very different influences.

We recognize that not all market analysts would share this view in most instances. However, in analyzing the Company’s performance within its industry, we believe that separate peer groups are essential.

With those points in mind, we believe the Company’s compensation program for named executive officers deserves a favorable vote.

i.	“Absolute Alignment.”

The disclosed compensation indicates that the Company’s compensation program is “absolutely” aligned with the Company’s performance – when the Company’s performance increases, compensation increases and when the Company’s performance declines, compensation declines.

ii.	Compensation at Middle of Peer Group.

Published materials support a conclusion that level of the compensation paid to our CEO is toward the middle of the larger materials, manufacturing and mining peer group. We aim for median compensation if there is medium performance and benchmark against a recently revised peer group that reflects industrial companies our size in several markets and actually includes some of the manufacturing companies discussed below. The Committee adopted this benchmarking approach as a best practice within the industry.

iii.	Relative Degree of Alignment or “RDA”.

The Committee has carefully prepared a peer group for relative performance which is disclosed on page 59 of the Proxy Statement as the TSR measurement group. These companies are in the materials business generally and deal in the same end markets as the Company. This group reflects business conditions and competition with respect to the Company much more accurately than alternative peer groups.

For the three year period ended 12/31/2014, the Company’s TSR among this group was in the middle of the third quartile but for the one year period ended 12/31/2014, the Company’s TSR was in the top quartile. With this metric, the compensation paid to the Company’s named executive officers for the three year period and the one year period (the AIP discussed below) was in line with its peers.

For the reasons stated above, we request that you vote

FOR

the compensation of the Company’s named executive officers (Item 3).

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